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Pricing Supplement No. 31 dated November 15, 1996          Rule 424(B)(3)
(To Prospectus dated May 12, 1994                          File No. 33-53447
and Prospectus Supplement dated May 12, 1994)

                              Colgate-Palmolive Company

                            Medium-term Notes - Fixed Rate

                                       Series B

Principal Amount:  $25,000,000      Trade Date:   November 15, 1996
Issue Price:       100%             Original Issue Date:   November 29, 1996
Interest Rate:     7.15% per annum  Net Proceeds to Issuer: See "Supplemental
                                      Plan of Distribution" below.
                                    Agent's Discount or Commission: See
                                      "Supplemental Plan of Distribution" below.

Stated Maturity Date:   November 29, 2011

Interest Payment Dates: Monthly (See "Other Provisions - Interest" below).

Day Count Convention:
         [ X ]     30/360 for the period from November 29, 1996 to November 29,
                        2011
         [   ]     Actual / 360 for the period from _________ to __________

         [   ]     Actual / Actual for the period from ________ to __________

Redemption:
         [   ]     The Notes cannot be redeemed by the Company prior to the
                        Stated Maturity Date, except as set forth in the Prospectus.
         [ X ]     The Notes may be redeemed by the Company prior to the Stated
                        Maturity Date.
                        Initial Redemption Date: November 29, 1997 (See "Other Provisions--Optional Redemption" below).

                        Initial Redemption Percentage:   100%

                        Annual Redemption Percentage Reduction:  N/A  % until
                             Redemption Percentage is 100% of the Principal amount.

Optional Repayment:
         [ X ]     The Notes cannot be repaid at the option of the holder
                        thereof prior to the Stated Maturity Date, except as set forth in the Prospectus.
         [   ]     The Notes can be repaid at the option of the holder thereof prior to the Stated Maturity Date at Optional Repayment Date(s):

                        Repayment Price: _________%

Currency:
         Specified Currency:      US Dollars
                   (If other than US Dollars, see attached.)
         Minimum Denomination: $1,000

               (Applicable only if Specified Currency is other than US Dollars.)


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Original Issue Discount: [   ]    [ X ]     No
    Total amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:    [ X ]     Book-entry     [   ]     Certified

Agent action in the capacity indicated below:
         [   ]     Agent          Principal  [ X ]

If as Principal:
         [ X ]     The Notes are being offered at varying prices related to
                        prevailing market prices at the time of resale.
         [   ]     The Notes are being offered at a fixed initial public
                        offering price of 100% of principal amount.

If as Agent:
    The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ X ]    Other provisions:   (see attached)


                                       Bear, Stearns & Co. Inc.


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OTHER PROVISIONS:
----------------

Interest:

    Interest on the Notes will accrue from November 29, 1996 and will be payable in U.S. dollars on the 29th day of each month, commencing December 29, 1996 up to and including the Stated Maturity Date (with respect to the final interest accrual period, interest on the Notes will accrue from and including the preceding Interest Payment Date on October 29, 2011 to but excluding the Stated Maturity Date) or date of earlier redemption (each, an
    "Interest Payment Date").   Interest will accrue from and including each
    Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

Optional Redemption:

    The Company may at its option elect to redeem the Notes in whole on November 29, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

CERTAIN INVESTMENT CONSIDERATIONS:
---------------------------------

    Prospective purchasers should be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION:
---------------------------------

    Under the terms of and subject to the conditions of an agreement, dated as of November 15, 1996, between Bear, Stearns & Co. Inc. and the Company, Bear, Stearns & Co. Inc., acting as principal, has agreed to purchase, and the Company has agreed to sell, the Notes at 100% of their principal amount. Such purchase price includes an amount related to a swap entered into by the Company and an affiliate of Bear, Stearns & Co. Inc. in connection with the issuance of the Notes.


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